SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          Compton Petroleum Corporation
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                    204940100
                                 (CUSIP Number)

                                February 11, 2008
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP No. 204940100                                             Page 2 of 16

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alson Signature Fund, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    845,080
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    845,080

-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          845,080
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.7%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          PN
-----------------------------------------------------------------------------

Schedule 13G
CUSIP No. 204940100                                             Page 3 of 16

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alson Signature Fund I, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    312,410
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    312,410

-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          312,410
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.2%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          PN
-----------------------------------------------------------------------------

Schedule 13G
CUSIP No. 204940100                                             Page 4 of 16

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alson Partners, LLC
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,157,490
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,157,490

-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,157,490
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.9%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          CO
-----------------------------------------------------------------------------

Schedule 13G
CUSIP No. 204940100                                             Page 5 of 16

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alson Signature Fund Offshore Portfolio, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    5,311,750
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,311,750

-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          5,311,750
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.1%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          CO
-----------------------------------------------------------------------------

Schedule 13G
CUSIP No. 204940100                                             Page 6 of 16

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alson Nucleus Fund, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    28,530
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    28,530

-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          28,530
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0*%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          PN
-----------------------------------------------------------------------------

--------------------
* The percent of class represented is approximately 0.02%.

Schedule 13G
CUSIP No. 204940100                                             Page 7 of 16

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alson Capital Partners, LLC
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    6,497,770
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    6,497,770
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          6,497,770
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IA
-----------------------------------------------------------------------------

Schedule 13G
CUSIP No. 204940100                                             Page 8 of 16

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Neil Barsky
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    6,497,770
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    6,497,770
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          6,497,770
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

Schedule 13G
CUSIP No. 204940100                                             Page 9 of 16


ITEM 1(a).  NAME OF ISSUER:
            Compton Petroleum Corporation (the "Company")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            3300, Fifth Avenue Place, East Tower, 425-1st Street SW, Calgary, Alberta, Canada T2P 3L8

ITEMS 2(a). NAME OF PERSON FILING

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

         (i) Alson Signature Fund, L.P., a Delaware limited partnership ("Signature Fund"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

         (ii) Alson Signature Fund I, L.P., a Delaware limited partnership ("Signature Fund I"), with respect to shares of Common Stock directly owned by it;

         (iii) Alson Partners, LLC, a Delaware limited liability company ("Alson Partners"), which serves as the general partner of Signature Fund and Signature Fund I, with respect to the shares of Common Stock directly owned by Signature Fund and Signature Fund I;

         (iv) Alson Signature Fund Offshore Portfolio, Ltd., a Cayman Islands company (the "Offshore Portfolio"), with respect to shares of Common Stock owned by it;

         (v) Alson Nucleus Fund, L.P., a Delaware limited partnership ("Nucleus Fund" and collectively with Signature Fund, Signature Fund I and the Offshore Portfolio, the "Accounts"), with respect to shares of Common Stock directly owned by it;

         (vi) Alson Capital Partners, LLC, a Delaware limited liability company ("Alson"), which serves as the investment manager of Signature Fund, Signature Fund I and the Offshore Portfolio (collectively, the "Signature Funds") and as the general partner of Nucleus Fund, with respect to the shares of Common Stock directly or indirectly held by the Accounts; and

         (vii) Neil Barsky ("Mr. Barsky"), who serves as the Managing Member of Alson and Alson Partners, with respect to the shares of Common Stock directly or indirectly owned by the Accounts.

         The foregoing persons are hereinafter collectively referred to as the "Reporting Persons."

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

     The address of the principal business office of each of the Reporting Persons is 810 Seventh Avenue, 39th Floor, New York, New York 10019.

Schedule 13G
CUSIP No. 204940100                                             Page 10 of 16


ITEM 2(c).  CITIZENSHIP:

         The citizenship of each of Alson, Alson Partners, the Offshore Portfolio, Signature Fund, Signature Fund I and Nucleus Fund is set forth in
Item 2(a) above. Mr. Barsky is a United States citizen.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

Common Stock, no par value ("Common Stock")

ITEM 2(e).  CUSIP NUMBER:

204940100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule
                   13d-1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

          (g) [ ]  Parent Holding Company, in accordance with Rule
                   13d-1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.


      A. Signature Fund
       (a) Amount beneficially owned: 845,080
       (b) Percent of class: 0.7%

Schedule 13G
CUSIP No. 204940100                                             Page 11 of 16


           (All percentages herein are based on 129,139,000 shares of Common Stock reported to be outstanding as of September 30, 2007, as reflected in the Form 6-K filed by the Company on November 13, 2007.)
       (c) Number of shares as to which such person has:
                (i)   sole power to vote or to direct the vote
                      0
                (ii)  shared power to vote or to direct the vote
                      845,080
                (iii) sole power to dispose or to direct the disposition
                      of 0
                (iv) shared power to dispose or to direct the disposition of 845,080

      B. Signature Fund I
       (a) Amount beneficially owned: 312,410
       (b) Percent of class: 0.2%
       (c) Number of shares as to which such person has:
                (i)   sole power to vote or to direct the vote
                      0
                (ii)  shared power to vote or to direct the vote
                      312,410
                (iii) sole power to dispose or to direct the disposition
                      of 0
                (iv) shared power to dispose or to direct the disposition of 312,410

      C. Alson Partners
       (a) Amount beneficially owned: 1,157,490
       (b) Percent of class: 0.9%
       (c) Number of shares as to which such person has:
                (i)   sole power to vote or to direct the vote
                      0
                (ii)  shared power to vote or to direct the vote
                      1,157,490
                (iii) sole power to dispose or to direct the disposition
                      of 0
                (iv) shared power to dispose or to direct the disposition of 1,157,490

      D. The Offshore Portfolio
       (a) Amount beneficially owned: 5,311,750
       (b) Percent of class: 4.1%
       (c) Number of shares as to which such person has:
                (i)   sole power to vote or to direct the vote
                      0
                (ii)  shared power to vote or to direct the vote
                      5,311,750
                (iii) sole power to dispose or to direct the disposition
                      of 0
                (iv) shared power to dispose or to direct the disposition of 5,311,750

      E.  Nucleus Fund
        (a) Amount beneficially owned: 28,530

Schedule 13G
CUSIP No. 204940100                                             Page 12 of 16


        (b) Percent of class: 0.0%*
        (c) Number of shares as to which such person has:
                (i)   sole power to vote or to direct the vote
                      0
                (ii)  shared power to vote or to direct the vote
                      28,530
                (iii) sole power to dispose or to direct the disposition
                      of 0
                (iv) shared power to dispose or to direct the disposition of 28,530

      F. Alson
       (a) Amount beneficially owned: 6,497,770
       (b) Percent of class: 5.0%
       (c) Number of shares as to which such person has:
                (i)   sole power to vote or to direct the vote
                      0
                (ii)  shared power to vote or to direct the vote
                      6,497,770
                (iii) sole power to dispose or to direct the disposition
                      of 0
                (iv) shared power to dispose or to direct the disposition of 6,497,770

      G. Neil Barsky
       (a) Amount beneficially owned: 6,497,770
       (b) Percent of class: 5.0%
       (c) Number of shares as to which such person has:
                (i)   sole power to vote or to direct the vote
                      0
                (ii)  shared power to vote or to direct the vote
                      6,497,770
                (iii) sole power to dispose or to direct the disposition
                      of 0
                (iv) shared power to dispose or to direct the disposition of 6,497,770

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Alson Partners serves as the general partner of Signature Fund and Signature Fund I and as such, has voting and dispositive authority over the shares of Common Stock directly owned by each of them. Alson serves as investment manager to the Signature Funds and as the general partner of Nucleus Fund and as such, has voting and dispositive authority over the shares of Common Stock directly or indirectly owned by the Accounts. Mr. Barsky is the Managing Member of Alson and Alson Partners and as such, he may be deemed to control such entities and therefore may be deemed to be the beneficial owner of the shares of Common Stock directly or indirectly owned by the Accounts.

--------------------
* The percent of class represented is approximately 0.02%.

Schedule 13G
CUSIP No. 204940100                                             Page 13 of 16


          Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby make the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 204940100                                             Page 14 of 16


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2008           ALSON SIGNATURE FUND, L.P.

                                    By: Alson Partners, LLC, as General
                                        Partner

                                          By:     /s/  Neil Barsky
                                                  ----------------
                                          Name:   Neil Barsky
                                          Title:  Managing Member

                                    ALSON SIGNATURE FUND I, L.P.

                                    By: Alson Partners, LLC, as General
                                        Partner

                                          By:     /s/  Neil Barsky
                                                  ----------------
                                          Name:   Neil Barsky
                                          Title:  Managing Member

                                    ALSON PARTNERS, LLC

                                    By:     /s/  Neil Barsky
                                            ----------------
                                    Name:   Neil Barsky
                                    Title:  Managing Member

                                    ALSON SIGNATURE FUND OFFSHORE
                                    PORTFOLIO, LTD.

                                    By:     /s/  Karen Cameron
                                            ------------------
                                    Name:   Karen Cameron
                                    Title:  Director

                                    ALSON NUCLEUS FUND, L.P.

                                    By: Alson Capital Partners, LLC, as
                                        General Partner

                                    By:     /s/  Neil Barsky
                                            ----------------
                                    Name:   Neil Barsky
                                    Title:  Managing Member

                                    ALSON CAPITAL PARTNERS, LLC

                                    By:     /s/  Neil Barsky
                                            ----------------
                                    Name:   Neil Barsky
                                    Title:  Managing Member

                                    NEIL BARSKY

                                    /s/  Neil Barsky
                                    ----------------

Schedule 13G
CUSIP No. 204940100                                             Page 15 of 16


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)

           The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 14, 2008           ALSON SIGNATURE FUND, L.P.

                                    By: Alson Partners, LLC, as General
                                        Partner

                                          By:     /s/  Neil Barsky
                                                  ----------------
                                          Name:   Neil Barsky
                                          Title:  Managing Member

                                    ALSON SIGNATURE FUND I, L.P.

                                    By: Alson Partners, LLC, as General
                                        Partner

                                          By:     /s/  Neil Barsky
                                                  ----------------
                                          Name:   Neil Barsky
                                          Title:  Managing Member

                                    ALSON PARTNERS, LLC

                                    By:     /s/  Neil Barsky
                                            ----------------
                                    Name:   Neil Barsky
                                    Title:  Managing Member

                                    ALSON SIGNATURE FUND OFFSHORE
                                    PORTFOLIO, LTD.

                                    By:     /s/  Karen Cameron
                                            ------------------
                                    Name:   Karen Cameron
                                    Title:  Director

Schedule 13G
CUSIP No. 204940100                                             Page 16 of 16


                                    ALSON NUCLEUS FUND, L.P.

                                    By: Alson Capital Partners, LLC, as
                                        General Partner

                                    By:     /s/  Neil Barsky
                                            ----------------
                                    Name:   Neil Barsky
                                    Title:  Managing Member

                                    ALSON CAPITAL PARTNERS, LLC

                                    By:     /s/  Neil Barsky
                                            ----------------
                                    Name:   Neil Barsky
                                    Title:  Managing Member

                                    NEIL BARSKY

                                    /s/  Neil Barsky
                                    ----------------